PRINCIPAL EXCHANGE-TRADED FUNDS, INC.

CONTRACTUAL FEE WAIVER AGREEMENT

AGREEMENT made this November 1, 2019 by and between Principal Exchange-Traded Funds, Inc. (the “Fund”) and Principal Global Investors, LLC (the “Advisor”) (together, the “Parties”).

The Advisor has contractually agreed to limit the Fund’s expenses, (excluding interest expense, expenses related to fund investments, acquired fund fees and expenses, and other extraordinary expenses) on certain of the Funds. The reductions and reimbursements are in amounts that maintain total operating expenses at or below certain limits. The limits are expressed as a percentage of average daily net assets attributable to each Fund on an annualized basis. The expenses borne by the Advisor are subject to reimbursement by the Funds through the fiscal year end, provided no reimbursement will be made if it would result in the Funds’ exceeding the total operating expense limits. The operating expense limits are attached on Schedule A to this Agreement.

The Agreement embodies the entire agreement of the Parties relating to the subject matter hereof. This Agreement supersedes all prior agreement and understandings, and all rights and obligations thereunder are hereby canceled and terminated. No amendment or modification of this Agreement will be valid or binding unless it is in writing by the Parties

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the day and year first written above.

PRINCIPAL EXCHANGE-TRADED FUNDS, INC.	PRINCIPAL GLOBAL INVESTORS, LLC

By: ___/s/ Kamal Bhatia____________________	By:___/s/ Clint L. Woods__________ __________
Name: Kamal Bhatia	Name: Clint L. Woods
Title: President and Chief Executive Officer	Title: Vice President, Associate General Counsel, Governance Officer and Assistant Corporate Secretary

By:____/s/ Beth C. Wilson___________________	By:____/s/ Adam U. Shaikh__________________
Name: Beth C. Wilson	Name: Adam U. Shaikh
Title: Secretary and Vice President	Title: Assistant General Counsel

SCHEDULE A

Series		Expiration
Principal U.S. Mega-Cap Multi-Factor Index ETF	0.12%	10/31/2020